Exhibit 10(v)

DPL INC.

PARTICIPATION AGREEMENT AND WAIVER

This PARTlClPATlON AGREEMENT AND WAIVER (“Agreement”) is entered into this 23rd day of February 2006 (the “Effective Date’) among DPL Inc., an Ohio corporation (“DPL”), The Dayton Power and Light Company, an Ohio corporation (“DP&L”), and Miggie E. Cramblit (“Executive”).

WHEREAS, DPL has implemented a new executive compensation program (the “Program”), generally effective as of January 1, 2006;

WHEREAS, the Program provides benefits pursuant to the following plans which have been approved by the Compensation Committee of the Board of Directors of DPL (the “Committee”) and adopted by the Board of Directors of DPL (the “Board”): the DPL Inc. Severance Pay and Change of Control Plan, the DPL Inc. Supplemental Executive Defined Contribution Retirement Plan, the DPL Inc. 2006 Equity and Performance Incentive Plan (“EPIP”), and the DPL Inc. Executive Incentive Compensation Plan (collectively, the “Plans”);

WHEREAS, Executive’s participation in the Plans requires execution of this Agreement in order to be eligible to receive benefits under such Program; and

WHEREAS, Executive previously entered into an Employment Agreement and a Change of Control Letter Agreement with DPL and DP&L (collectively, the “Company”), both dated June 9, 2003 (the “Prior Agreements”);

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive agrees as follows:

1.             Effective Date.    This Agreement is effective on the date hereof and will continue in effect as provided herein.

2.             Participation in the Plans.    DPL confirms that Executive (a) has been designated by the Committee and the Board to participate in each of the Plans pursuant to the terms thereof, contingent on her execution of this Agreement and, with respect to the EPIP, its approval by the shareholders of the Company at their annual meeting on April 26, 2006, and (b) is eligible to receive additional benefits as such are provided to other similarly situated employees of the Company from time to time.

3.             Termination of Prior Agreements.    Executive, for herself and her dependents, successors, assigns, heirs, executors and administrators (and her and their legal representatives of every kind), and the Company hereby agree that, upon execution of this Agreement, the Prior Agreements shall terminate and have no further force and effect.

4.             Perquisite Allowance.    By executing this Agreement, Executive shall be entitled to receive a perquisite allowance in the amount of $20,000 per year (the “Perquisite Allowance”), for each year that (a) Executive remains designated by the Committee as eligible to receive the Perquisite Allowance and (b) DPL continues to make the Perquisite Allowance available to executive-level employees of the Company. Executive has been designated by the Committee as eligible to receive the Perquisite Allowance for 2006. The Perquisite Allowance for 2006 shall be paid as soon as practicable after the Effective Date. The Perquisite Allowance for years after 2006 shall be paid to Executive as soon as practicable after the Committee designates Executive as eligible to receive the Perquisite Allowance for that year. The Perquisite Allowance will not be deemed “compensation,” as that term is defined under any of the Plans, nor under any other plan, practice, program or policy of the Company or any of its affiliates, as in effect from time to time.

5.             Non-Solicitation.    As a condition to her eligibility to participate in the Program, Executive hereby agrees that during her employment and for a period of two years following her termination of employment with the Company, Executive will not (a) solicit for employment with herself or any firm or entity with which she is associated, any employee of DPL, its subsidiaries or affiliates, or otherwise disrupt, impair, damage or interfere with DPL’s, its subsidiaries’ or affiliates’ relationships with their employees or (b) solicit for Executive’s own behalf or on behalf of any other person(s), any retail customer of DPL, its subsidiaries or affiliates, that has purchased products or services from the DPL, its subsidiaries or affiliates, at any time (i)with respect to solicitation during employment, during the Executive’s employment or (ii) with respect to solicitation after termination of employment, in the twelve months preceding the date on which Executive’s employment with DPL, its subsidiaries or affiliates is terminated or that DPL, its subsidiaries or affiliates are actively soliciting or have known plans to solicit, for the purpose of marketing or distributing any product, pricing or service competitive with any product, pricing or service then offered by DPL, its subsidiaries or affiliates or which DPL, its subsidiaries or affiliates have known plans to offer.

6.             No Inducement.    Executive agrees and acknowledges that no representations, promises or inducements have been made by the Company to induce Executive to enter into this Agreement other than as set forth herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

DPL INC.

By:	/s/ James V. Mahoney
Name: James V. Mahoney
Title: President and CEO

THE DAYTON POWER AND LIGHT COMPANY

By:	/s/ James V. Mahoney
Name: James V. Mahoney
Title: President and CEO

/s/ Miggie E. Cramblit
Miggie E. Cramblit